EXHIBIT 10.3

September 12, 2019

C/O Edward Carr

Dear Ed:

You previously executed a letter offer of employment setting forth the terms of your employment as Chief Accounting Officer for Abeona Therapeutics Inc. (the “Corporation”) dated as of October 17, 2018 (the “Offer”). We are hereby revising the terms of your employment as follows:

1.	The following section entitled “Severance” shall be added as the third section of the Offer:

“If your employment is terminated by the Company other than for cause, in addition to any other amounts to which you may be entitled, you will be entitled to a payment equal to the sum of fifty percent (50%) of your Base Salary plus fifty percent (50%) of your target performance bonus.”

2.	From and after the execution of this Amendment, all references in the Offer to “this offer,” “hereof,” “herein,” and similar words or phrases shall mean and refer to the Offer as amended, including this Amendment. This Amendment shall not be modified, supplemented, amended, or terminated in any manner whatsoever, except by a written instrument signed by the party against which such modification, supplement, amendment, or termination is sought to be enforced.

3.	Except as expressly modified by this Amendment, all other terms and conditions of the Offer shall remain in full force and effect.

Please acknowledge your acceptance of this offer by returning a signed copy of this letter.

Very truly yours,	AGREED AND ACCEPTED:

/s/ Kristina Maximenko	/s/ Edward Carr
VP, Human Resources	Edward Carr
Abeona Therapeutics Inc.